Exhibit 1

SECURITIES PURCHASE AGREEMENT

David R. Humble

c/o eDiets.com, Inc.

3801 W. Hillsboro Blvd.

Deerfield Beach, FL 33442

The undersigned (the “Investor”) hereby confirms its agreement with you as follows:

1. This Securities Purchase Agreement is made as of the date set forth below between David R. Humble (the “Seller”) and the Investor.

2. Subject to the Terms and Conditions for Purchase of Shares attached hereto as Annex I (the “Terms and Conditions”) and incorporated herein by reference as if fully set forth herein, Seller will sell 7,000,000 shares (the “Shares”) of the common stock of eDiets.Com, Inc. (the “Company”), $0.001 par value per share (the “Common Stock”), to the Investor and the Investor will purchase from the Seller the Shares in a private sale (the “Private Sale”).

3. At an initial closing to occur promptly after the date hereof (the “First Closing”): (a) Seller will sell and Investor will purchase from Seller 2,712,864 of the Shares (the “Initial Shares”) at a purchase price of $5.05 per Share (the “Base Per Share Purchase Price”), for an aggregate purchase price of $13,699,963.20 (the “Initial Purchase Price”); (b) Investor, Seller and Edwards Angell Palmer & Dodge LLP (the “Escrow Agent”) will enter into an escrow agreement in the form of Exhibit A attached hereto (the “Escrow Agreement”) pursuant to which Seller will deposit with the Escrow Agent the remaining 4,287,136 of the Shares (the “Subsequent Shares”) and Investor will deposit with the Escrow Agent $21,650,036.80 (the “Subsequent Purchase Price”) in anticipation of the second closing hereunder (the “Second Closing”), to occur on the first Business Day (as defined in the Terms and Conditions) following the Shareholder Approval (this and other capitalized terms are hereinafter defined) or such other time as the parties may mutually agree, but no later than August 15, 2006 (the “Second Closing Deadline”); (c) the Investor, Seller and the Company will enter into a voting agreement in the form of Exhibit B attached hereto (the “Voting Agreement”); and (d) Seller and the Company will enter into a registration rights agreement in the form of Exhibit C attached hereto (the “Seller Registration Rights Agreement”) providing for the filing of a resale registration statement for Seller with respect to the Subsequent Shares if the Shareholder Approval is not obtained by the Business Day preceding the Second Closing Deadline. At the Second Closing, Seller will sell to Investor and Investor will purchase from Seller the Subsequent Shares (to be satisfied by Escrow Agent’s delivery to Investor of the Subsequent Shares) at a purchase price per Share equal to the sum of (i) the Base Per Share Purchase Price (to be satisfied by Escrow Agent’s delivery to Seller at the Second Closing of the Subsequent Purchase Price), plus (ii) the Additional Per Share Purchase Price, payable on the first Business Day following consummation of any transaction constituting a Triggering Event (the “Additional Payment Closing Date”) (or if such consummation occurs before 30 Trading Days have elapsed following the Public Disclosure, then on the first Business Day following such 30 Trading Days); provided that the Additional Per Share Purchase Price, if any, shall be payable only if the Public Disclosure is made on or prior to the six month anniversary of the First Closing. For the avoidance of doubt, the transaction giving rise to the Public Disclosure need not be the transaction which upon consummation thereof constitutes the Triggering Event.

4. Investor represents to Seller that concurrently with the execution of this Agreement, the Company and the Investor will enter into a (i) separate securities purchase agreement in the form of Exhibit D attached hereto (the “Company Purchase Agreement”) for the purchase by the Investor from the Company of 1,683,168 and 297,030 newly issued shares of Common Stock concurrently with the First and Second Closings, respectively, hereunder, and (ii) registration rights agreement (the “Investor Registration Rights Agreement”) providing for the filing after (a) the First Closing and (b) the Second Closing or the Second Closing Deadline of separate resale registration statements for the Investor (the “Investor Registration Statements”) with respect to the Shares and the shares of Common Stock being sold under the Company Purchase Agreement.

Defined terms used herein have the following meanings:

“Additional Per Share Purchase Price” means an amount equal to 80% of the excess, if any, of (1) the VWAP for the 30 Trading Days immediately following the Public Disclosure, over (2) $6; provided that the Additional Per Share Purchase Price shall not exceed $2.45. Appropriate adjustments shall be made to such per share amounts in the event of stock splits, stock dividends or other recapitalizations or similar events.

“Principal Market” means initially the Nasdaq Capital Market and shall also include the American Stock Exchange, the New York Stock Exchange, or the Nasdaq National Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

“Public Disclosure” shall mean the first public announcement or disclosure (including, without limitation, by filing with the Securities and Exchange Commission) of the entry into an agreement, or of the intention, to effect a Triggering Event, or that a Triggering Event has been effected.

“Shareholder Approval” has the meaning set forth in the Company Purchase Agreement.

“Trading Day” means any day during which the Principal Market shall be open for business (or, if there is then no Principal Market for the Common Stock, means a Business Day).

“Triggering Event” means any of: (a) any transaction or event (including, without limitation, an acquisition, merger consolidation or combination) which, upon consummation, will result in the issuance or potential issuance by the Company of shares of Common Stock (or securities convertible into or exercisable for Common Stock) equaling 30% or more of the outstanding shares of Common Stock on the date hereof; (b) any merger, consolidation or combination in which shareholders of the Company will

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receive any consideration; (c) any tender offer or exchange offer for shares of Common Stock that if consummated would result in any person or entity owning more than 30% of the Common Stock; (d) any sale, transfer, conveyance or exchange, directly or indirectly, of all or a substantial portion of the Common Stock in one or a series of transactions in which the Company participates; (d) any sale, transfer or conveyance, directly or indirectly, of all or substantially all of the assets of the Company in one or a series of transactions; (e) any “person” or “group” (as such terms are used for purposes of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not applicable), other than Seller or the Investor, is or becomes the “beneficial owner” (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a the person or group shall be deemed to have beneficial ownership of all shares that it has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the aggregate number of votes of all classes of capital stock of the Company which ordinarily have voting power for the election of directors of the Company; or (f) the Investor sells or transfers or agrees to sell or transfer, directly or indirectly, in one or a series of transactions, 10% or more of the outstanding shares of Common Stock. Notwithstanding the foregoing, the transactions contemplated by this Agreement and the Company Purchase Agreement shall not constitute a “Triggering Event.”

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Principal Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Principal Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported prior to the day in question; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Investor and reasonably acceptable to the Seller.

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Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: May 15, 2006

PRIDES CAPITAL FUND I, L.P.

By:	/s/ Murray A. Indick
Name:	Murray A. Indick
Title:	Managing Member

Address:
c/o Prides Capital Partners, LLC
200 High Street, Suite 700
Boston, MA 02110
Attention: Murray Indick
Telephone: (415) 946-1482
Facsimile: (415) 946-1486
Email: murray@pridescapital.com

AGREED AND ACCEPTED:

/s/ David R. Humble
David R. Humble

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ANNEX I

TERMS AND CONDITIONS FOR PURCHASE OF SHARES

1. Agreement to Sell and Purchase the Shares; Subscription Date.

1.1 Purchase and Sale. At the First Closing and Second Closing, respectively, the Seller will sell to the Investor, and the Investor will purchase from the Seller, upon the terms and subject to the conditions set forth herein, and at the Base Per Share Purchase Price, the number of Shares described in paragraph 3 of the Securities Purchase Agreement attached hereto (collectively with this Annex I and the other exhibits attached hereto, this “Agreement”) as to be purchased and sold at such respective Closing.

1.2 Fees. The Investor acknowledges that the Seller intends to pay to each of Canaccord Adams (in its capacity as placement agent for the Shares, the “Placement Agent”), and to Pali Capital a fee in respect of the sale of the Shares to the Investor.

2. Delivery of and Payment for the Shares at Closings. The First Closing shall occur on May 15, 2006 (the “First Closing Date”), and the Second Closing shall occur on the first Business Day following the Shareholder Approval (the “Second Closing Date”). At each Closing, Seller shall deliver to the Investor one or more stock certificates for the number of Shares required to be sold and purchased at such Closing, duly endorsed (or accompanied by duly executed stock powers) with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to the Investor. In exchange for the delivery of the stock certificates representing such Shares, the Investor shall deliver at each Closing an amount equal to the product of the Base Per Share Purchase Price multiplied by the number of Shares being purchased at such Closing to the Seller by wire transfer of immediately available funds pursuant to Seller’s written instructions. At the Second Closing the delivery obligations of Seller and Investor, respectively, shall be satisfied by Escrow Agent’s delivery of the Subsequent Shares to Investor and of the Subsequent Purchase Price to Seller. On the Additional Payment Closing Date, if any, Investor shall deliver to Seller by wire transfer of immediately available funds pursuant to Seller’s written instructions an amount equal to the product of the Additional Per Share Purchase Price multiplied by the number of Shares sold at the Second Closing.

Seller’s obligation to sell the Shares to the Investor at either Closing shall be subject to the following conditions, any one or more of which may be waived by Seller: (a) the accuracy in all material respects on the date hereof and on each Closing Date of the representations and warranties made by the Investor in this Agreement and the fulfillment of the obligations of the Investor to be fulfilled by it under this Agreement on or prior to such Closing; (b) the absence of any order, writ, injunction, judgment or decree that questions the validity of this Agreement or the right of Seller or the Investor to enter into this Agreement or to consummate the transactions contemplated hereby; (c) the execution and delivery by the Company of the Seller Registration Rights Agreement;

(d) the execution and delivery by the Investor and Escrow Agent of the Escrow Agreement (and, in the case of the First Closing, the deposit by the Investor of the Subsequent Purchase Price with the Escrow Agent) and the execution and delivery by the Investor and the Company of the Voting Agreement; (e) Seller’s receipt of the Initial Purchase Price (in the case of the First Closing) and the Subsequent Purchase Price (in the case of the Second Closing); (f) each of the conditions precedent to the obligations of the parties pursuant to the Company Purchase Agreement shall be satisfied or waived as of the applicable Closing thereunder; (g) the execution and delivery by the Investor (and in the case of the Initial Closing, the Escrow Agent) of a cross receipt, substantially in the form of Exhibit E attached hereto (the “Cross Receipt”) evidencing receipt of the Initial Shares or the Subsequent Shares, as applicable; and (h) Seller’s receipt of a certificate of an authorized officer of the Investor stating that the conditions specified in clauses (a), (b) and (f) of this paragraph have been fulfilled. The Seller’s obligation to sell the Shares at the Second Closing shall also be subject to the condition that the Shareholder Approval shall have been obtained.

The Investor’s obligation to purchase the Shares at each Closing shall be subject to the following conditions, any one or more of which may be waived by the Investor: (a) the accuracy in all material respects of the representations and warranties made by the Seller in this Agreement on the date hereof and, if different, on such Closing Date and the fulfillment of the obligation of the Seller to be fulfilled by it on or prior to such Closing; (b) the absence of any order, writ, injunction, judgment or decree that questions the validity of this Agreement or the right of the Seller or the Investor to enter into this Agreement or to consummate the transactions contemplated hereby; (c) each of the conditions precedent to the Investor’s obligation to purchase shares of Common Stock pursuant to the Company Purchase Agreement shall be satisfied or waived as of the applicable Closing; (d) the execution and delivery by Seller and Escrow Agent of the Escrow Agreement (and, in the case of the First Closing, the deposit by Seller of the Subsequent Shares with the Escrow Agent) and the execution and delivery by Seller and the Company of the Voting Agreement; (e) the Investor’s receipt of the Initial Shares (in the case of the First Closing) and the Subsequent Shares (in the case of the Second Closing); (f) the execution and delivery by the Seller (and in the case of the Initial Closing, the Escrow Agent) of the Cross Receipt, evidencing receipt of the Initial Purchase Price or the Subsequent Purchase Price, as applicable; and (g) the Investor’s receipt of a certificate of Seller stating that the conditions specified in clauses (a) and (b) of this paragraph have been fulfilled. The Investor’s obligation to purchase the Shares at each Closing shall also be subject to the condition that the Investor shall have received the opinion (subject to all assumptions set forth therein) of counsel to Seller in the form attached hereto as Exhibit F, dated as of the applicable Closing Date, that the sale of the applicable Shares to the Investor as contemplated hereby is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

If (x) the Shareholder Approval was not obtained at the special meeting of Company shareholders held for obtaining the Shareholder Approval, or (y) the Shareholder Approval has not been obtained by the Business Day prior to the Second Closing Deadline (and such condition has not been waived by both parties hereto), the parties shall have no further obligations hereunder with respect to the Second Closing.

The Escrow Agreement shall provide that in either such case the Escrow Agent shall return the Subsequent Purchase Price to the Investor and the Subsequent Shares to the Seller no later than the first Business Days following the failure of the applicable condition. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or other day on which the New York Stock Exchange or commercial banks located in Boston, Massachusetts are permitted or required by law to close.

Promptly after the Public Disclosure, if any, the Investor shall send to Seller a written notice setting forth in reasonable detail the Investor’s calculation of the Additional Per Share Purchase Price. On the Additional Payment Closing Date, if any, the Investor shall deliver to Seller an amount equal to the product of the Additional Per Share Purchase Price multiplied by the number of Subsequent Shares, by wire transfer of immediately available funds pursuant to Seller’s written instructions. Seller has no delivery obligations in connection with such closing.

3. Representations, Warranties and Covenants of the Seller. The Seller hereby represents and warrants to, and covenants with, the Investor as of the date hereof and the Closing Date, as follows:

3.1 The Shares. Seller is the record and beneficial owner of the Shares and has good and valid title to the Shares. Except for this Agreement, there are no outstanding agreements, commitments, options, encumbrances, liens or other obligations of any character to which Seller is a party, or by which he is bound, affecting the sale and transfer of the Shares. The Seller has made no public offering of the Shares.

3.2 Due Authorization. The Seller has all requisite power and authority to execute, deliver and perform his obligations under this Agreement. This Agreement has been validly executed and delivered by the Seller and constitutes the legal, valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms, except to the extent (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (ii) such enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 Non-Contravention. The execution and delivery of this Agreement, the sale of the Shares under this Agreement, the fulfillment of the terms of this Agreement and the consummation of the transactions contemplated hereby will not result in a conflict with or constitute a violation of, or default (with the passage of time or otherwise) under any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority binding upon the Seller or his properties. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body is required for the execution and delivery of this Agreement by the Seller and the sale of the Shares by the Seller pursuant to this Agreement, other than such as have been made or obtained, and except for any filings required to be made under federal or state securities laws.

3.4 Certain Fees. Except as set forth in Section 1.2 hereof, no brokerage or finder’s fees or commissions are or will be payable by Seller to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement, and Seller has not taken any action that would cause Investor to be liable for any such fees or commissions. Seller agrees that the Investor shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of any person for fees of the type contemplated by this Section with the transactions contemplated by this Agreement.

3.5 Private Sale. Assuming the accuracy of the representations and warranties of the Investor set forth in Sections 4.1, 4.2 and 4.6, that the transactions contemplated by the Company Purchase Agreement are exempt from the registration requirements of the Securities Act and the Placement Agent’s compliance with applicable securities laws and regulations, the offer and sale of the Shares to the Investor as contemplated hereby are exempt from the registration requirements of the Securities Act.

3.6 Right of First Offer.

3.6.1 If and only if the Second Closing does not occur on or before the Second Closing Deadline as a result of the failure to timely obtain the Shareholder Approval, this Section 3.6 shall apply from and after the Second Closing Deadline until the fifth anniversary thereof.

3.6.2 Except for transfers to Permitted Transferees, if Seller desires to Dispose (as defined in Section 4) of all or any portion of any of the Shares or any economic interest therein to a third party in a privately negotiated transaction, Seller shall, at least three (3) Business Days prior to such Disposition, email and fax a notice of such offer (the “Offer Notice”) to the Investor. The Offer Notice shall contain (i) the number of Shares that Seller proposes to Dispose of; (ii) the name of the proposed third party transferee; (iii) the proposed purchase price, terms of payment and other material terms and conditions of such proposed transfer; and (iv) an estimate, in Seller’s reasonable judgment, of the fair market value of any non-cash consideration offered by the proposed transferee. The Offer Notice shall be deemed to be an offer of the subject Shares to the Investor on the same terms and conditions as proposed by such third party. Subject to compliance with the Nasdaq Marketplace Rules applicable to the Company, the Investor shall first have the right, but not the obligation, to purchase all, but not less than all, of the Shares specified in the Offer Notice at the price and on the terms specified therein by emailing and faxing notice of such election to Seller within three (3) Business Days after the initial email or fax delivery of the Offer Notice (the “Private Sale Election Period”). The Investor may choose to have a designee purchase any Shares elected by it to be purchased hereunder, and references to the Investor in this Section 3.6.2 shall refer to such designee as the context requires.

3.6.3 Except for transfers to Permitted Transferees, if Seller desires to Dispose of all or any portion of any of the Subsequent Shares in a sale pursuant to Rule 144 or pursuant to the Seller Registration Statement (other than in a privately negotiated transaction, which shall be governed by Section 3.6.2), Seller shall, at least three (3) trading hours prior to such Disposition, email, fax or phone a notice of such offer (the “Offer Notice”) to the Investor. Without limiting the foregoing, in connection with any Offer Notice via phone, the Investor shall use its best efforts to conduct a live phone conversation with either Kevin Richardson, Stephen Cooty or Murray Indick. The Offer Notice shall contain (i) the number of Shares that Seller proposes to Dispose of and (ii) if pursuant to a proposed block sale at a fixed price, such price, or otherwise, the sales price for the Common Stock reported on Nasdaq’s website (www.Nasdaq.com) immediately prior to giving the Offer Notice. The Offer Notice shall be deemed to be an offer of the subject Shares to the Investor at the price set forth in the Offer Notice (the “Trading Price”). Subject to compliance with Nasdaq Marketplace Rules applicable to the Company, the Investor shall first have the right, but not the obligation, to purchase all but not less than all, of the Shares specified in the Offer Notice at the Trading Price by delivering email, fax or phone notice of such election to Seller within three (3) trading hours after the initial email, fax and phone delivery of the Offer Notice (the “Public Sale Election Period”). The Investor may choose to have a designee purchase any Shares elected by it to be purchased hereunder, and references to the Investor in this Section 3.6.3 shall refer to such designee as the context requires.

3.6.4 If the Investor has elected to purchase the subject Shares from Seller, the Disposition of the Common Stock shall be consummated as soon as practicable after the delivery of the election notice, but in any event within the later of (i) five (5) days after the expiration of the Private Sale Election Period or Public Sale Election Period, as applicable, or (ii) one (1) Business Day after expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable. At the closing of the purchase of the subject Shares, Seller shall provide representations and warranties as to title to such securities and that there are no liens or other encumbrances on such securities (other than pursuant to this Agreement) and shall sign stock powers (with signatures guaranteed) for transfer of the subject Shares. In the event the Offer Notice provides for any non-cash consideration for the subject Shares, the Investor and Seller shall negotiate in good faith to determine the all-cash equivalent of the consideration proposed in the Offer Notice. Investor shall only be required to pay cash for the subject Shares being Disposed of by Seller. To the extent that the Investor has not elected to purchase all of the subject Shares being offered, Seller may, within fifteen (15) days after the expiration of the Private Sale Election Period or Public Sale Election Period, as applicable, Dispose of the subject Shares. In the case of a privately negotiated transaction, such Disposition shall be to the third parties identified in the Offer Notice at a price no less than 95% of the price per share specified in the Offer Notice and on other material terms no more favorable to such third parties than those specified in the Offer Notice. A Disposition following the Investor’s failure to timely elect to purchase pursuant to Section 3.6.3 shall not be subject to any price limits or other restrictions (except as to the number of Shares sold). In the event that such Disposition is not consummated within such time period for any reason or, in the case of a privately negotiated transaction, if the price per share or other material terms of such Disposition become materially more favorable to such third parties identified in the Offer Notice (which in the case of price for a privately negotiated transaction shall mean less than 95% of the price identified in the Offer Notice), then the restrictions provided for herein shall again be effective, and no Disposition of the subject Shares may be made thereafter without again offering the same to the Investor in accordance with this Section 3.6.

3.6.5 For purposes of this Agreement, “Permitted Transferee” shall mean: (i) the spouse, lineal descendants (including by adoption), heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of Seller (or its Permitted Transferees); (ii) any trust, the beneficiaries of which include only Permitted Transferees referred to in clause (i) and spouses and lineal descendants (including by adoption) of Permitted Transferees referred to in clause (i); (iii) a corporation, partnership or limited liability company, a majority of the equity of which is owned and controlled by Seller or any Permitted Transferees referred to in clauses (i), (ii), or (iii); and (iv) a donee which is a charity; provided, that any such Permitted Transferee referred to in the foregoing clauses other than clause (iv) agrees in writing to be bound by the terms of this Section 3.6.

4. Representations, Warranties and Covenants of the Investor.

4.1 Investor Knowledge and Status. The Investor represents and warrants to, and covenants with, the Seller that: (i) the Investor is an “accredited investor” as defined in Regulation D under the Securities Act, is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in securities presenting an investment decision similar to that involved in the purchase of the Shares, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Shares; (ii) the Investor understands that the Shares are “restricted securities” and have not been registered under the Securities Act and is acquiring the number of Shares set forth in paragraph 3 of the Securities Purchase Agreement in the ordinary course of its business and for its own account for investment only, has no present intention of distributing any of such Shares and has no arrangement or understanding with any other persons regarding the distribution of such Shares (this representation and warranty not limiting the Investor’s right to sell Shares pursuant to a registration statement filed under the Investor Registration Rights Agreement or otherwise, or other than with respect to any claim arising out of a breach of this representation and warranty, the Investor’s right to indemnification under Section 3 of the Investor Registration Rights Agreements); and (iii) the Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose (each a “Disposition”) of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder. The Investor understands that the sale of the Shares to the Investor has not been registered under the Securities Act, or registered or qualified under any state securities law, in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the representations made by the Investor in this Agreement and agrees and will assure that the certificates for the Shares shall (until sold under an Investor Registration Statement or Rule 144 or until eligible for resale under

Rule 144(k)) have imprinted thereon a transfer restriction legend stating that the Shares have not been registered under the Securities Act and are subject to resale restrictions, in the form attached hereto as Exhibit G. No person (including without limitation the Placement Agent) is authorized by the Seller to provide any representation that is inconsistent with or in addition to those contained herein, and the Investor acknowledges that it has not received or relied on any such representations.

4.2 Transfer of Shares. The Investor agrees that it will not make any Disposition of the Shares other than Dispositions that are made pursuant to the Investor registration statement in compliance with any applicable prospectus delivery requirements or that are exempt from registration under the Securities Act.

4.3 Power and Authority. The Investor represents and warrants to Seller that (i) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except to the extent (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (ii) such enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.4 Non-Contravention. The Investor represents and warrants to Seller that the execution and delivery of this Agreement, the purchase of the Shares under this Agreement, the fulfillment of the terms of this Agreement and the consummation of the transactions contemplated hereby will not result in a conflict with or constitute a violation of, or default (with the passage of time or otherwise) under any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority binding upon the Investor or its properties. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body is required for the execution and delivery of this Agreement by the Investor and the purchase of the Shares by the Investor pursuant to this Agreement, other than such as have been made or obtained, and except for any filings required to be made under federal or state securities laws.

4.5 Certain Fees. The Investor represents and warrants to Seller that no brokerage or finder’s fees or commissions are or will be payable by Investor to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement, and the Investor has not taken any action that would cause Seller to be liable for any such fees or commissions. Investor agrees that Seller shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of any person for fees for which Investor is (or allegedly is) responsible of the type contemplated by this Section in connection with the transactions contemplated by this Agreement.

4.6 Short Position Prior to the Date Hereof. From the earlier of (i) thirty (30) days prior to the date hereof and (ii) the date the Investor learned of the Offering (as defined in the Company Purchase Agreement), neither the Investor nor any affiliate has directly or indirectly established or agreed to establish any hedge, “put equivalent position” (as defined in Rule 16a-1 under the Exchange Act) or other position in the Common Stock that is outstanding on the Closing Date and that is designed to or could reasonably be expected to lead to or result in a Disposition by the Investor or any other person or entity. For purposes hereof, a “hedge or other position” includes, without limitation, effecting any short sale or having in effect any short position (whether or not such sale or position is against the box and regardless of when such position was entered into) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock. The Investor acknowledges that this representation is made for the benefit of Seller.

4.7 Short Sales and Confidentiality After the Date Hereof. The Investor covenants that neither it nor any affiliates acting on its behalf or pursuant to any understanding with it will execute any short sales during the period after the date the Investor learned of the Offering and ending at the time that the transactions contemplated by this Agreement has been publicly disclosed following the Company’s announcement described in Section 8.2 of the Company Purchase Agreement. The Investor covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in said Section 8.2, the Investor will maintain, the confidentiality of all disclosures made to it in connection with the Offering and the Private Sale hereunder (including the existence and terms of the Offering and of the Private Sale). The Investor understands and acknowledges that the SEC currently takes the position that coverage of short sales of shares of the Common Stock “against the box” prior to the effective date of the applicable Registration Statement for the applicable Common Stock is a violation of Section 5 of the Securities Act, as set forth in Item 65, Section 5 under Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporation Finance. Notwithstanding the foregoing, the Investor does not make any representation, warranty or covenant hereby that it will not engage in short sales in the securities of the Company after the time that the transactions contemplated by this Agreement are first publicly disclosed as described in Section 8.2 of the Company Purchase Agreement.

4.8 No Investment, Tax or Legal Advice. The Investor understands that nothing in this Agreement, or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares.

4.9 Acknowledgments Regarding Placement Agent. The Investor acknowledges that the Placement Agent has acted as placement agent for the Seller in connection with the Offering of the Shares by the Seller, and that the Placement Agent has made no representation or warranty whatsoever with respect to the accuracy or completeness of information, data or other related disclosure material that has been provided to the Investor. The Investor further acknowledges that in making its decision to enter into this Agreement and purchase the Shares, it has relied on its own examination of the Company and the terms of, and consequences of holding, the Shares. The Investor further acknowledges that the provisions of this Section 4.6 are for the benefit of, and may be enforced by, the Placement Agent.

4.10 PATRIOT Act. The Investor represents and warrants to, and covenants with, Seller that:

(a) the Investor is in compliance with Executive Order 13224 and the regulations administered by the U.S. Department of the Treasury (“Treasury”) Office of Foreign Assets Control,

(b) the Investor, its parents, subsidiaries, affiliated companies, officers, directors and partners, and to the Investor’s knowledge, its shareholders, owners, employees, and agents, are not on the List of Specially Designated Nationals and Blocked Persons maintained by Treasury and have not been designated by Treasury as a financial institution of primary money laundering concern,

(c) to the Investor’s knowledge after reasonable investigation, all of the funds to be used to acquire the Shares are derived from legitimate sources and are not the product of illegal activities, and

(d) the Investor is in compliance with all other applicable U.S. anti-money laundering laws and regulations and has implemented, if applicable, an anti-money laundering compliance program in accordance with the requirements of the Bank Secrecy Act, as amended by the USA PATRIOT Act, Pub. L. 107-56.

4.11 Limitation on Ownership. Immediately after the Initial Closing Date, the Investor, together with its affiliates, if any, will not beneficially own twenty percent (20%) or more of the shares of Common Stock outstanding immediately prior to the Initial Closing Date.

4.12 Additional Acknowledgement. The Investor acknowledges that it has independently evaluated the merits of the transactions contemplated by this Agreement, that it has independently determined to enter into the transactions contemplated hereby, that it is not relying on any advice from or evaluation by any other person or entity, and that it is not acting in concert with any other person or entity in making its purchase of the Shares hereunder.

5. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement or by the Placement Agent, all covenants, agreements, representations and warranties made by Seller and the Investor herein shall survive the execution of this Agreement, the delivery to the Investor of the Shares being purchased and the payment therefor, and a party’s reliance on such representations and warranties shall not be affected by any investigation made by such party or any information developed thereby.

6. Voting Agreement. Seller agrees to vote all Common Stock which he owns as of the record date for the special meeting of shareholders of the Company in favor of the Shareholder Approval. Investor agrees not to vote (or sign any proxy relating to) the Shares purchased at the First Closing (or at the first closing under the Company Purchase Agreement) at such special meeting (or in respect of the matters to be voted thereat), but to vote all other Common Stock (if any) owned by the Investor (and cause to be voted all Common Stock owned by any of its affiliates) as of the record date for such special meeting in favor of the Shareholder Approval.

7. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be delivered (A) if within the United States, by nationally recognized overnight express courier, postage prepaid, by facsimile or by email, or (B) if from outside the United States, by International Federal Express (or comparable service), facsimile or by email, and shall be deemed given (i) if delivered by nationally recognized overnight carrier, one (1) Business Day after timely delivery to such carrier, (ii) if delivered by International Federal Express (or comparable service), two (2) Business Days after timely delivery to such carrier, and (iii) if delivered by facsimile or by email, upon electric confirmation of receipt and shall be addressed as follows, or to such other address or addresses as may have been furnished in writing by a party to another party pursuant to this paragraph:

(a) if to the Seller, to:

David R. Humble

[address]

Telephone:

Facsimile:

Email:

with a copy to:

Friedman Kaplan Seiler & Adelman LLP

1633 Broadway

New York, NY 10019-6708

Attention: Gregg S. Lerner, Esq.

Telephone: 212-833-1110

Facsimile: 212-373-7910

Email: glerner@fklaw.com

(b) if to the Investor, at its address on the signature page to the Stock Purchase Agreement.

8. Amendments; Waiver. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Seller and the Investor. Any waiver of a provision of this Agreement must be in writing and executed by the party against whom enforcement of such waiver is sought.

9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. No party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other; provided, however, that Investor may assign all or any of its rights and obligations hereunder to any affiliate of Investor that is controlled, directly or indirectly, by Prides Capital Partners, LLC (any such assignment by the Investor pursuant to the preceding proviso shall not, however, release or be deemed to release the Investor from its obligations hereunder, and the Investor shall remain liable for all such obligations).

10. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

11. Entire Agreement; Severability. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. If any provision contained in this Agreement is determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement shall be commenced exclusively in the state and federal courts sitting in the Chancery Court of the State of Delaware (the “Delaware Court”). Each party hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein or the enforcement hereof, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that the Delaware Court is an improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated thereby. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.